                                                                    EXHIBIT 10.4

                            SEPARATION AGREEMENT AND
                                 MUTUAL RELEASE

         This SEPARATION AGREEMENT AND MUTUAL RELEASE (the "Agreement") is made as of December 13, 2002, by and among GTECH Holdings Corporation ("Holdings"), GTECH Corporation ("GTECH") and Howard S. Cohen ("Executive"). Holdings, GTECH and their respective direct and indirect subsidiaries and affiliates are herein collectively called the "Company".

                              W I T N E S S E T H:

         WHEREAS, Holdings, GTECH and Executive entered into that certain Agreement dated as of March 5, 2001, as amended to date (the "Employment Agreement") pursuant to which Executive was retained as the Chief Executive Officer of the Company; and

         WHEREAS, the Company notified Executive of the termination of his employment pursuant to a letter dated August 7, 2002 from the Company to the Executive, announced such termination in a press release dated August 7, 2002 and filed a Form 8-K with Exhibit 99(a) with the SEC on August 7, 2002 in connection with such termination; and

         WHEREAS, the Company desires to sever its relationship with the Executive; and

         WHEREAS, the Company and the Executive desire to execute this Agreement respecting the terms and conditions of the Executive's termination from the Company;

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the same meaning as in the Employment Agreement.

         2. Termination of Employment. It is hereby agreed that Executive's employment with the Company terminated effective August 7, 2002 (the "Termination Date"), and as of the Termination Date Executive no longer served:
(a) as an employee or director of Holdings; (b) as an employee or director of GTECH; or (c) as an employee, officer or director of any direct or indirect subsidiaries or other affiliates of Holdings.

         3. Release by Executive. Except as specifically provided in this Agreement and the "Executive's Stock Related Agreements" (as defined in Section 6(f) hereof), the Executive hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, FOREVER FULLY DISCHARGES AND COVENANTS NOT TO SUE OR OTHERWISE PARTICIPATE IN ANY ACTION AGAINST the Company, and its predecessors, successors and assigns, and the current and former directors, officers, employees, agents, attorneys, representatives, predecessors, and insurers and reinsurers of said corporations, firms, associations, partnerships and entities, and their guardians, successors, assigns, heirs, executors and administrators (all of which persons and entities are hereinafter collectively referred to as "Executive Releasees"), from or regarding any and all claims, counterclaims, actions, causes of action, cross-claims, complaints, grievances, promises, liabilities, obligations, agreements, damages, rights, debts, demands, controversies, costs, losses, and expenses (including, without limitation, attorneys' fees, court costs and expenses) of whatever nature or kind, in law or in equity, or otherwise, whether now known or unknown, which the Executive now has or may ever have had prior to the "Effective Date" (as defined in Section 13 hereof) against all or any of the Executive Releasees. Without limiting the foregoing, except as provided in this Agreement, the release and covenant not to sue set forth in the immediately preceding sentence applies to all claims under any municipal, local, state or federal law, common or statutory, for any actions or omissions, whether known or unknown, that arise from, relate to, or are in any way connected with: (a) the negotiation, documentation, execution and performance (and failure of performance) of any aspect of the Employment Agreement, (b) the Executive's employment (and termination of employment) by the Company, (c) claims of breach of contract and wrongful termination and claims arising under the Federal Age Discrimination in Employment Act, and any other federal, state or local laws prohibiting employment discrimination or claims growing out of any legal restrictions on the Company's right to terminate its employees, (d) claims made by Executive in an August 16, 2002 letter to the Company in which Executive made claims for an extra year of paid consulting, a full bonus for the Company's fiscal year 2003, extension of medical benefits and coverage beyond the period provided in the Employment Agreement, the purchase by the Company of the Executive's Providence, Rhode Island residence and payments for out-placement services, (e) payments in respect of relocation in excess of $550,000 (Five Hundred Fifty Thousand Dollars) in accordance with GTECH's Relocation Policy and
(f) any claims by Executive for tax indemnification relating to Peak Technologies under Section 5(e) of the Employment Agreement. This release and covenant not to sue also applies to all common law claims including breach of contract, fraud, negligence, negligent misrepresentation, and any other tort or contract claim, and EXCEPT AS PROVIDED IN AND SUBJECT TO THE LIMITATIONS SET FORTH HEREIN, THIS IS A FULL, COMPLETE AND GENERAL RELEASE. Executive further represents and warrants that he has not heretofore assigned any claims that he may have against the Executive Releasees to any other person or entity.

         4. Release by Company. Except as specifically provided in this Agreement, the Company IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, FOREVER DISCHARGES AND COVENANTS NOT TO SUE OR OTHERWISE PARTICIPATE IN ANY ACTION AGAINST the Executive (in his capacity as an officer and/or as a member of the board of directors of the Company) and his agents, attorneys, representatives and their guardians, successors, assigns, heirs, executors and administrators (all of which persons and entities are hereinafter collectively referred to as "Company Releasees"), from or regarding any and all claims, counterclaims, actions, causes of action, cross-claims, complaints, grievances, promises, liabilities, obligations, agreements, damages, rights, debts, demands, controversies, costs, losses, and expenses (including, without limitation, attorneys' fees, court costs and expenses) of whatever nature or kind, in law or in equity, or otherwise, whether now known or unknown, which the Company now has or may ever have had prior to the Effective Date against all or any of the Company Releasees. Without limiting the foregoing, except as provided in this Agreement, the release and covenant not to sue set forth in the immediately preceding sentence applies to all claims under any municipal, local, state or federal law, common or statutory, for any actions or omissions, whether known or unknown, that arise from, relate to, or are in any way connected with: (a) the negotiation, documentation, execution and performance (and failure of performance) of any aspect of the Employment Agreement, (b) the Executive's employment (and termination of employment) by the Company, (c) claims of breach of contract and any other federal, state or local laws, (d) claims made by Executive in an August 16, 2002 letter to the Company in which Executive made claims for an extra year of paid consulting, a full bonus for the Company's fiscal year 2003, extension of medical benefits and coverage beyond the period provided in the Employment Agreement, the purchase by the Company of the Executive's Providence, Rhode Island residence and payments for out-placement services, (e) payments by the Company to Executive in respect of relocation in the amount of $550,000 (Five Hundred Fifty Thousand Dollars) in accordance with GTECH's Relocation Policy and (f) any claims by Company for tax indemnification relating to Peak Technologies under Section 5(e) of the Employment Agreement. This release and covenant not to sue also applies to all common law claims including breach of contract, fraud, negligence, negligent misrepresentation, and any other tort, contract, or other claim, and EXCEPT AS PROVIDED IN AND SUBJECT TO THE LIMITATIONS SET FORTH HEREIN, THIS IS A FULL, COMPLETE AND GENERAL RELEASE. The Company further represents and warrants that it has not heretofore assigned any claims that it may have against the Executive to any other person or entity.

         5. Payments. (a) On the first business day after the expiration of the "Revocation Period" (as defined below), the Company shall make to Executive a lump sum payment of One Million Seven Hundred Thousand Dollars ($1,700,000) (before deduction of any required tax withholdings). Notwithstanding anything herein to the contrary, any amounts paid to Executive pursuant to Section 9(b) of the Employment Agreement applicable to the period from November 5, 2002 to the Effective Date shall be deducted from the amount of the $1.7 million lump sum payment.

         (b) This payment and the other benefits and payments, provided for in this Agreement constitute the entire obligation of the Company, represent full and complete satisfaction by the Company of all obligations under the Employment Agreement and constitute full and complete settlement of, among other things, any claim under law or equity that Executive or the Company might otherwise assert against each other for compensation, benefits or remuneration of any form.

         (c) In addition, the Company hereby agrees to pay to Executive a second lump sum payment of $550,000 (the "Second Lump Sum Payment") (before deduction of any required tax withholdings) in the event the Executive sells his residence on Manning Street in Providence, Rhode Island and moves his principal residence to a place located at least 50 miles from the Company's headquarters in West Greenwich, Rhode Island within two years of the Effective Date. In the event the Executive fails to sell his residence and move his residence as described in the preceding sentence prior to the date which is two years from the Effective Date, the obligation of the Company to make the Second Lump Sum Payment shall terminate and be of no further force or effect. The Company and the Executive agree that Emmett Paige will determine on behalf of the Company whether Executive has satisfied the conditions precedent for payment of the Second Lump Sum Payment. In the event Mr. Paige is unavailable to make such determination, then such determination will be made by the then Non-Executive Chairman of the Board of Holdings.

         6. Benefits. From and after the Termination Date, Executive shall not be eligible for any Company benefits or perquisites, and shall no longer be eligible to participate in any Company benefit program or plan, except as expressly set forth below:

         (a) Company shall until March 5, 2005, continue to provide the medical coverage specified in Section 5 of Appendix B of the Employment Agreement ("Medical Coverage") in a manner comparable to senior executive officers of the Company which would currently require Executive to pay monthly for coverage for himself and his dependents. Thereafter, Executive shall be entitled to such medical coverage, if any, as is required to be provided by applicable law.

         (b) Executive's account under Company's 401(k) plan shall be treated in accordance with the plan.

         (c) In the event that Executive commences other employment with a successor employer ("new employment") during the period in which the Company is obligated to continue Medical Coverage under subsection (a) above, the Company may offset such obligations by any medical coverage which Executive receives during the applicable continuation period from a successor employer, so long as the aggregate coverage (from the Company and the successor employer) is substantially and financially comparable to the benefits and coverage provided by the Company as of the Termination Date; provided that nothing contained herein shall limit any continuation of coverage required by law. Executive shall notify the Company promptly of his new employment and shall provide only such information as shall be required to determine the appropriate medical coverage in accordance with this paragraph.

         (d) The Company shall defend and hold Executive harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by Executive of services for, or action of Executive as a director, officer or employee of the Company prior to the Termination Date. Expenses incurred by Executive in defending such a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of Executive to repay said amount unless it shall ultimately be determined that Executive is entitled to be indemnified hereunder.

         (e) The Company covenants and agrees to provide the Executive upon reasonable request with a letter of recommendation in a mutually acceptable form.

         (f) The Executive and the Company are parties to certain Restricted Stock Agreements and Non-Qualified Stock Option Agreements which are described on Exhibit A attached hereto and made a part hereof. The Restricted Stock Agreements and the Non-Qualified Stock Option Agreements are herein collectively called the "Executive's Stock Related Agreements". The parties hereto hereby agree that Exhibit A fully and accurately sets forth (x) with respect to the options the grant date, the number of options granted, the grant price and the number of options for which vesting is accelerated as of the Termination Date and (y) with respect to the restricted stock, the award date, the number of shares awarded, the tax consequences on the restricted stock awarded as part of the FY02 bonus, the number of shares forfeited under plan rules and the number of shares for which vesting has been accelerated as of the Termination Date. Nothing in this Agreement is intended to amend or alter the Executive's Stock Related Agreements which remain in full force and effect in accordance with their terms (including, without limitation, the restrictions on the transfer of shares contained therein).

         7. Certain Obligations of Executive. Each of the Executive and the Company further covenants with the Company and the Executive, as applicable, as follows and expressly agrees that the provisions of Sections 7 and 8 are material obligations to the Executive or the Company, as applicable, and the breach of these provisions by the Executive or the Company will constitute material breaches of this Agreement.

         (a) Assistance in Litigation. For a period of three years from the Effective Date, subject to reasonable accommodation of Executive's then business schedule, Executive, upon reasonable notice, shall furnish such information and proper assistance to the Company as may reasonably be required in connection with any litigation in which the Company is, or may become, a party or in connection with any investigation or review by any governmental agency of which the Company is or may become a subject. The Company shall compensate Executive at a reasonable hourly rate (but not less than Three Hundred Fifteen Dollars ($315.00) per hour), plus reimburse all expenses incurred (including travel), for any such assistance provided by Executive.

         (b) Confidential Information. Executive shall not knowingly use for his own benefit or disclose or reveal to any unauthorized person, at any time, any trade secret or other confidential information relating to the Company, including any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, firmware, programs, devices, supply sources and characteristics, business opportunities, marketing, promotional, pricing and financing techniques, and other information relating to the business of the Company; provided that such restriction on confidential information shall not apply to information which is (i) proven to be generally available in the industry, (ii) disclosed in published literature or (iii) obtained by Executive from a third party without binder of secrecy. Executive agrees that, except as otherwise agreed by the Company, he will return to the Company, promptly upon request of the Board or any executive officer designated by the Board, any physical embodiment of such confidential information. In the event Executive is requested by any legal process to disclose confidential information, Executive shall immediately inform the Company and shall permit the Company an opportunity to oppose such process, it being understood that Executive's compliance with legal process, after the Company's reasonable opportunity to oppose such process, does not constitute a violation of this covenant.

         (c) Proprietary Creations. All rights, title and interest in and to any ideas, inventions, technology, processes, know-how, works, hardware, software, firmware, programs, devices, trade secrets, trade names, trademarks or service marks, which Executive may have conceived, created, organized, prepared or produced during the period of his employment with the Company and which relate to the business of the Company, and all rights, title and interest in and to any patents, patent applications, copyright registrations and copyright applications resulting therefrom, shall be owned by the Company, and Executive agrees to execute instruments or documents, to provide evidence and testimony, and to otherwise assist the Company in establishing, enforcing and maintaining such rights, title and interest of the Company at any time.

         (d) Authorization. Executive does hereby irrevocably constitute, authorize, empower and appoint the Company, or any of its officers, such Executive's true and lawful attorney (with full power of substitution and delegation) in Executive's name, and in Executive's place and stead, or in the Company's name, to take and do such action, and to make, sign, execute, acknowledge and deliver any and all instruments or documents which the Company, from time to time, may deem desirable or necessary to vest in the Company, its successors and assigns, any of the rights, title or interest granted pursuant to
Section 7(c) above for the use and benefit of the Company, its successors and assigns.

         8. Non-Competition. (a) For two years following the Effective Date, Executive shall not engage or propose to engage, directly or indirectly (which includes owning, managing, operating, controlling, being employed by, acting as a consultant to, giving financial assistance to, participating in or being connected in any material way with any business or person so engaged) in any Lottery Business anywhere in the world, including without limitation in any business which competes or proposes to compete with any Lottery Business in which the Company was engaged or proposed to be engaged anywhere in the world; provided, that Executive's ownership as a passive investor of less than one percent of the issued and outstanding stock or equity, or $100,000 principal amount of any debt securities, of any corporation, partnership or other entity so engaged shall not by itself be deemed to constitute such engagement by Executive. As used herein, the "Lottery Business" shall mean the provision of products or services of every nature relating to the operation of all manner of lotteries however and wherever conducted, but does not include traditional gaming activities not of the type and nature customarily operated by governments.

         (b) Further, for a period of two years following the Effective Date, Executive shall not (i) disturb or interfere with any business relationship between the Company and any of its customers, suppliers or other business associates, or (ii) solicit or cause to be solicited any officer, employee or customer of the Company to terminate such person's relationship with the Company or to take other action which is materially injurious to the Company.

         (c) Executive and Company mutually agree that neither party shall at any time make or cause to be made any derogatory or disparaging comments regarding (i) the Executive or (ii) the Company, its business, or its present or past directors, officers or employees.

         (d) To the extent permitted by law, Executive shall refrain from contacting or communicating with current Company employees unless such contact or communication is initiated by the Company employee. Unless Executive is otherwise notified in writing, any contact or communication with the Company by the Executive shall be made through Edwards & Angell, LLP. The Company hereby designates Walter Reed, Brendan Radigan and Mark Hichar as the contacts at Edwards & Angell, LLP.

         9. Tax Withholding. The Company may withhold from any benefits or payments payable under this Agreement all Federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulations or ruling.

         10. Effect of Prior Agreements. This Agreement, including the Exhibits hereto, and the Executive's Stock Related Agreements contain the entire understanding between the parties hereto with respect to the matters covered herein and supercede any prior agreement, condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right.

         11. Advice of Counsel. Executive understands that various State of Rhode Island and Federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and State Human Rights Agencies. Executive acknowledges that he has been advised by the Company to discuss this Agreement with his attorney and has been encouraged to take this Agreement home for up to twenty-one days so that he can thoroughly review and understand the effect of this Agreement before acting on it.

         12. General Provisions. (a) Certain Representations and Warranties of Executive and the Company. Executive represents to the Company and the Company represents to the Executive that the execution and performance of this Agreement by Executive or the Company, as applicable, does not and will not constitute a breach of or violate any contract, agreement, obligation or understanding, oral or written, or order of any court or governmental authority to which he is a party or by which he or the Company is bound.

         (b) Non-assignability and Inurement. Neither this Agreement nor any rights or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the Company's prior written consent (it being understood that all payments to which Executive is entitled hereunder shall inure to the benefit of his estate or legal heirs).

         (c) Binding Agreement. This Agreement shall be binding upon, and accrue to the benefit of, Executive and the Company and their respective heirs, executors, administrators, successors and permitted assigns, including, in the case of the Company, any person or entity acquiring all or substantially all of the Company's assets or the surviving entity if there is a change in control of the Company.

         (d) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

         (e) Remedies. Each of the Executive and the Company acknowledges and agrees that the possible restrictions on each of their activities which may occur as a result of each of their performance of the obligations under Sections 7 or 8 hereof are required for the reasonable protection of the Company and Executive. Executive and the Company expressly acknowledge and agree that such restrictions are fair and reasonable for that purpose. Each of the Executive and the Company further expressly acknowledges and agrees that damages alone will be an inadequate remedy for any breach or violation by the Executive or the Company of this Agreement and that the Company or the Executive, in addition to all other remedies at law or in equity, shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction including, without limitation, any state or federal court in Rhode Island. If any of the provisions of such Sections are held to be in any respect an unreasonable or unlawful restriction upon Executive, then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable. Executive further acknowledges and agrees that, without limiting any other rights the Company may have, any of the payments and benefits required to be provided to Executive under this Agreement shall be forfeited to the Company if Executive breaches any of his obligations to the Company under Sections 7 or 8 hereof.

         (f) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

         (g) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement no so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

         (h) Notices. For the purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered express mail, return receipt requested, postage prepaid, if to Executive, addressed to the address set forth on the signature page of this Agreement with a copy to his counsel, Charlene F. Marant, Esq., Marant Enterprises Holdings LLC, The Trump Building, 40 Wall Street, New York, New York 10005; if to the Company, addressed to GTECH Holdings Corporation, 55 Technology Way, West Greenwich, Rhode Island 02817 and directed to the attention of the Chairman of the Board with a copy to the Company's counsel, Edwards & Angell, LLP, 2800 Financial Plaza, Providence, Rhode Island 02903, Attention:
Walter G.D. Reed, Esq.; if to a member of the Board, addressed to such member at his address on file with the General Counsel of the Company with a copy to the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         (i) Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         (j) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

         (k) Headings. The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         (l) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In the event of any dispute hereunder, the prevailing party shall be entitled to recover all costs, including reasonable attorneys' fees, incurred in adjudicating such dispute.

         (m) Joint and Several Liability. Notwithstanding any other provision of this Agreement, each of Holdings and GTECH, and their successors and assigns, shall be jointly and severally liable for all obligations or any of them to Executive hereunder. In the event that a substantial portion of the assets of either company are transferred to any other direct or indirect subsidiary or other affiliate of the Company, whether in one transaction or a series of transactions, such company, as applicable, shall cause (prior to or concurrently with each transfer) the transferee to become a signatory to this Agreement and to become jointly and severally liable for all obligations or any of them to Executive hereunder.

         (n) Costs. Each party to this Agreement shall be responsible for its own costs and expenses incurred in the preparation and negotiation hereof (including, without limitation, the fees and disbursements of its counsel).

         13. Revocation; Effective Date. Executive may revoke his agreement to the terms hereof at any time during the seven-day period immediately following the date of his signature below ("Revocation Period") by delivering written notice of his revocation to the Company. This Agreement shall become effective January 6, 2003 (the "Effective Date").

         14. No Admission. The execution of this Agreement does not represent and shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either the Company or the Executive.

         IN WITNESS WHEREOF, Holdings and GTECH have caused this Agreement to be executed by their duly authorized officers and Executive has signed this Agreement, all as of the day and year first above written.

                                           GTECH HOLDINGS CORPORATION

                                           By: /s/ Emmett Paige
                                           __________________________________
                                           Emmett Paige
                                           Chairman

                                           GTECH CORPORATION

                                           By: /s/ Emmett Paige
                                           __________________________________
                                           Emmett Paige
                                           Chairman

                                           /s/ Howard S. Cohen
                                           _____________________________________
                                                      Howard S. Cohen
                                                      66 Manning Street
                                                      Providence, RI 02906

                                    EXHIBIT A

1. Non-Qualified Stock Option Agreement made as of March 12, 2001 between Executive and Holdings.

2. Non-Qualified Stock Option Agreement made as of April 3, 2002 between Executive and Holdings.

3. Restricted Stock Agreement dated as of March 12, 2001 between Executive and Holdings.

4. Restricted Stock Agreement dated as of April 4, 2002 between Executive and Holdings.

5. Executive Restricted Stock Agreement - Bonus Award dated as of April 9, 2002 between Executive and Holdings.

NON-QUALIFIED OPTIONS

GRANT DATE          GRANTED       GRANT PRICE       VESTING ACCELERATED*
----------          -------       -----------       --------------------
3/12/2001           400,000          13.71                 300,000
4/3/2002            450,000          23.30                 450,000

RESTRICTED STOCK

AWARD DATE                    AWARDED             VESTING ACCELERATED*
----------                    -------             --------------------
3/12/2001                      60,000                    40,000
4/3/2002                       50,000                    50,000
4/9/2002                        5,678                     5,678
4/9/2002**                     10,708                    10,708
4/9/2002***                     1,066                     1,066

----------------------------

* Vesting Date as of August 7, 2002, the date of termination. For any applicable tax calculations on the Vesting Date, the value of GTECH's stock shall be the closing price of GTECH stock on the NYSE on August 7, 2002.

** Restricted stock of 10,708 was part of the Executive's FY02 bonus and has been taxed based on a stock value of 23.92.

*** Forfeited under plan rules. Amount applies to the 20% discount on mandatory base award.